As filed with the Securities and Exchange Commission on December 17, 2018

Registration No. 333-227934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MMTEC, INC.

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	7372	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Gujia (Beijing) Technology Co., Ltd.,

Room 608A, Air China Century Building,

40 Xiaoyun Road,

Chaoyang District, Beijing, 100020

People’s Republic of China

Tel: +86 10 5617 2312

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

Telephone: (800) 927-9800

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 Tel: 202-724-6848	Bradley A. Haneberg, Esq. Matthew B. Chmiel, Esq. Haneberg Hurlbert PLC 1111 East Main St., Suite 2010 Richmond, VA 23219 Tel: 804-554-4801

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” as set forth in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-227934) of MMTec, Inc. is being filed for the sole purpose of updating the consent of Malone Bailey LLP filed as Exhibit 23.1. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Memorandum and Articles of Association, we may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Since our inception, we issued 54,000,000 common shares in the aggregate to 14 shareholders in transactions that were not required to be registered under the Securities Act. All such share issuances were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

The information below lists all of the securities sold and issued since our Company’s inception:

●	On January 4, 2018, Zhen Fan and Xiangdong Wen, the Company’s directors and incorporators, each purchased 10,000 shares of our Company in total cash consideration of $20.

●	On March 23, 2018, the Company issued 8,980,000 common shares at $0.18 per share to eight individuals and four companies for total cash proceeds of $1,616,400. On May 23, 2018, the Company issued 45,000,000 common shares at $0.001 per share to the same 12 shareholders for total cash proceeds of $45,000. On August 7, 2018, the Company’s Board of Directors approved the repurchase of 36,000,000 shares of the Company’s common shares from the foregoing 14 shareholders in a privately negotiated transaction at an aggregate price of $36,000.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title

1.1	Form of Underwriting Agreement.*

3.1	Memorandum and Articles of Association.*

4.1	Specimen Share Certificate.*

5.1	Opinion of Ogier.*

5.2	Opinion of Deheng Law Offices.*

8.1	Opinion of Schiff Hardin LLP.*

10.1	Employment Agreement between the Registrant and its CEO.*

10.2	Employment Agreement between the Registrant and its CFO.*

10.3	Form lockup agreement (previously filed as Exhibit A to the Underwriting Agreement).*

10.4	Form of Independent Director Agreement.*

10.5	Individual Loan Contract with Zhen Fan.*

10.6	Individual Loan Contract with Xiangdong Wen.*

10.7	Indemnification Escrow Agreement.*

10.8	Lease Agreement.*

10.9	Share Repurchase Agreement.*

10.10	Lease Agreement.*

14.1	Code of Conduct and Ethics.*

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of MaloneBailey LLP.

23.2	Consent of Ogier (included in Exhibit 5.1).*

23.3	Consent of DeHeng Law Offices (included in Exhibit 5.2).*

23.4	Consent of Schiff Hardin LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included on signature page)*

99.1	Charter of the Audit Committee.*

99.2	Charter of the Compensation Committee.*

99.3	Charter of the Nominating Committee.*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on December 17, 2018.

MMTec, Inc.

By:	/s/ Zhen Fan
Name:	Zhen Fan
Title:	Chief Executive Officer (Principal Executive Officer)

Dated:	December 17, 2018

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Xiangdong Wen	Chairman of the Board of Directors	December 17, 2018

/s/ Zhen Fan	Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2018

/s/ Min Kong	Chief Financial Officer (Principal Accounting and Financial Officer)	December 17, 2018

/s/ Qian Ruan	Independent Director	December 17, 2018

/s/ Qingshun Meng	Independent Director	December 17, 2018

/s/ Shuguo Li	Independent Director	December 17, 2018

/s/ Dongqiang Wang	Independent Director	December 17, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in Delaware on December 17, 2018.

Authorized U.S. Representative
Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808 Telephone: (800) 927-9800

By:	/s/ Evelyn Wright
	Name:	Evelyn Wright
	Title:	Authorized Representative

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